                                                                    EXHIBIT 10.4


                 AMENDED AND RESTATED LIMITED LICENSE AGREEMENT
                 ----------------------------------------------

     THIS AMENDED AND RESTATED LIMITED LICENSE AGREEMENT (this "Agreement"), dated June 27, 2005, by and between Debt Resolve, Inc., a Delaware corporation formerly known as Lombardia Acquisition Corp. (the "Company"), having offices at 707 Westchester Avenue, Lobby Level, White Plains, New York 10604, on the one hand, and James D. Burchetta, an individual residing at 210 Central Park South, New York, New York 10019 ("Burchetta"), and Charles S. Brofman, an individual residing at 4 Five Ponds Drive, Waccabuc, New York 10597 ("Brofman" and, together with Burchetta, the "Licensors"), on the other hand.

                                   WITNESSETH

     WHEREAS, the parties hereto have heretofore entered into a Limited License Agreement, dated February 20, 2003, Amendment No. 1 thereto, dated November 13, 2003, and Amendment No. 2 thereto, dated February 25, 2004 (collectively, the "Initial Agreement"); and

     WHEREAS, the Company and the Licensors wish to amend and restate the Initial Agreement, as amended, in its entirety; and

     WHEREAS, the Licensors warrant and represent that they are the owners of the entire right, title and interest in and to certain inventions, creations, ideas, and developments relating to a computerized blind bidding methodology and U.S. Patent No. 6,330,551 granted on December 11, 2001 and entitled "Computerized Dispute and Resolution System and Method;" and

     WHEREAS, the Company is desirous of acquiring rights under said creations, ideas, developments, patent and the other Intellectual Property Rights (as defined below) in order to offer an online system for the settlement of delinquent, defaulted or other types of credit card receivables and other consumer debt incorporating same; and

     WHEREAS, the parties believe it to be to their mutual benefit to enter into an amended and restated agreement under the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained and for other good and valuable consideration which is set forth herein, the Company and the Licensors hereby amended and restate, in its entirety, the Initial Agreement, and agree as follows:

     1.   CERTAIN DEFINITIONS
          -------------------

          As used in this Agreement, the following terms shall have the respective meanings set forth below:

          1.1 "Gross Revenues" means only those revenues received by the Company, and any subsidiaries and other sub-licensees, for or on account of the Licensed Usage online, but also including without limitation the use, sale or distribution of the System and/or Products. The term "Gross Revenues" shall not include revenues received by the Company from any other source.

          1.2 "Intellectual Property Rights" means all inventions and U.S. and foreign patents, copyrights, whether or not copyrightable), trademarks, trade secrets, know-how, and other intellectual property and proprietary rights relating to U.S. Patent No. 6,330,551 issued by the U.S. Patent and Trademark Office on December 11, 2001 for "Computerized Dispute Resolution System and Method," and the exploitation thereof, together with all patents issuing thereon, including re-issues, re-examinations, patents of addition and any registration or confirmation patents corresponding thereto, divisions, continuations, continuations-in-part, substitutions, and changes of applications thereof including the continuation U. S. Patent No. 6,850,918 issued by the U.S. Patent and Trademark Office on February 1, 2005 for "Computerized Dispute Resolution System and Method" (collectively, the "Patent"), whether related to said U.S. and foreign applications directly or through one or more intervening applications, and whether or not registered or made the subject of any applications for registration, and including all improvements and modifications to the existing technology or methods made by either party, all of the foregoing subject to the provisions herein concerning ownership of the Custom Materials (as defined below).

          1.3 "Licensed Usage" means the use of the Intellectual Property Rights to create, make, modify, improve, sell, distribute and otherwise use Products (as defined below) and Systems (as defined below) used solely for the settlement and collection of delinquent, defaulted or other types of credit card receivables and other consumer debt (and specifically excluding, without limitation, the settlement and collection of insurance claims, taxes and other municipal fees of all types, and those rights which have been previously exclusively licensed to Cybersettle, Inc. in connection with its business), and the use, marketing and distribution for a profit of the Products and System by the Company in the Territory (as defined below).

          1.4 "Products" means software products and/or solutions, developed by the Company and incorporating the Intellectual Property Rights, used solely for the settlement and collection of delinquent, defaulted or other types of credit card receivables and other consumer debt (and specifically excluding, without limitation, the settlement and collection of insurance claims, commercial claims, taxes and other municipal fees of all types, and those rights which have previously been exclusively licensed to Cybersettle, Inc. in connection with its business).

          1.5 "System" means an automated system, developed by the Company and incorporating the Intellectual Property Rights, used solely for the settlement and collection of delinquent, defaulted or other types of credit card receivables and other consumer debt (and specifically excluding, without limitation, the settlement and collection of insurance claims, commercial claims, taxes and other municipal fees of all types, and those rights which have previously been exclusively licensed to Cybersettle, Inc. in connection with its business).

          1.6 "Territory" means the entire world.

     2.   LICENSE AND OWNERSHIP PROVISIONS
          --------------------------------

          2.1 Grant of License. The Licensor hereby grants a limited, exclusive, non-transferable license to the Company to utilize the Intellectual Property Rights, in the Territory only, solely for the Licensed Usage. Except for sublicenses: (i) to subsidiaries of the Company that the Company controls (by security ownership, contract or otherwise), of which there are none presently but which, as applicable in the future, the Company shall cause to become parties to this Agreement as sub-licensees and (ii) necessary for the full use by the Company of the license rights granted hereunder (e.g., to subcontractors or other agents of the Company), the license granted herein shall not include the right to sub-license without the prior written consent of the Licensors, which consent may be withheld in the Licensors' sole discretion. Any sub-licensee will be required to accept the terms of this Agreement and become a party hereto; but the Company will continue to be fully responsible for all of its original obligations under this Agreement, even though a sub-licensee may assume some or all of them. The rights granted to the Company in this Section
2.1 do not extend to any individuals, employees, agents, contractors, parents, affiliates or persons or entities otherwise related to or affiliated with the Company, except as provided in Section 8.7 herein.

          2.2 Ownership of Custom Materials. All right, title and interest (including, without limitation, intellectual property rights) in and to the computer code, software, programs and documentation developed or created hereunder (including source code and object code), designs, products, drawings, documentation, information, trade secrets, know-how, deliverables and other materials made and developed in connection with this Agreement (the "Custom Materials") shall be jointly owned by the Licensors and the Company, except that the Licensors may not use, market, or distribute Custom Materials for the Licensed Usage or services competitive with the Products or the System during the term of this Agreement, such rights during such term being exclusive to the Company.

          2.3 Scope. The Licensors reserve for themselves all rights not expressly granted to the Company hereunder. The Company expressly recognizes and acknowledges that this Agreement does not confer on the Company any ownership rights in the Intellectual Property Rights, subject only to the limited license for the Licensed Usage and the joint ownership of Custom Materials as set forth in this Agreement. Subject to the foregoing sentence, the Company agrees and covenants that it shall not during the term of this Agreement or thereafter challenge, contest, or take any actions inconsistent with the Licensors' ownership of the Intellectual Property Rights, including without limitation the Licensors' exclusive right to apply to register (or maintain any application or registration for) any Intellectual Property Rights in any jurisdiction worldwide in which the Licensors hold or maintain rights or registrations in the Intellectual Property Rights. The Company, at the Licensors' request, will require all employees, agents, and subcontractors performing services pursuant to this Agreement to sign writings acknowledging that all right, title, and interest in and to all Custom Materials created by them under this Agreement is owned jointly by the Licensors and the Company. The Company will require all employees, agents, affiliates, corporate parents and subsidiaries, subcontractors, and any and all third parties creating Custom Materials pursuant to this Agreement to sign writings acknowledging that all right, title, and interest in and to all Custom Materials created by them under this Agreement is owned jointly by the Licensors and the Company.

     3.   PATENT HOLDER OPTIONS
          ---------------------

          3.1 Patent Holder Options. As consideration for the license granted to the Company hereunder, the Company will grant to Burchetta and Brofman stock options ("Patent Holder Options") to purchase shares of common stock, par value $.001, of the Company, (the "Common Stock") in the amounts and in the timeframes set forth below:

               (i) the Company will grant, effective as of the date hereof, to each of Burchetta and Brofman a Patent Holder Option to subscribe for and purchase up to such number of shares of Common Stock such that the Patent Holder Option, when added to the number of shares of Common Stock owned by each of Burchetta and Brofman as of the date hereof or hereafter until such time, and in combination with any shares owned by any of their respective immediate family members and affiliates (as defined under the rules of the Securities and Exchange Commission), will equal fourteen and six-tenths percent (14.6%) of the total number of outstanding shares of Common Stock of the Company on a fully-diluted basis as of the closing of an initial public offering of the Company's Common Stock, assuming the exercise of such Patent Holder Option;

               (ii) if, and upon, the Company (in combination with any subsidiaries and other sub-licensees) reaching Ten Million dollars ($10,000,000) in Gross Revenues in any given fiscal year, the Company will grant each of Burchetta and Brofman such additional number of Patent Holder Options as will equal one percent (1%) of the total number of outstanding shares of Common Stock on a fully-diluted basis at such time;

               (iii) if, and upon, the Company (in combination with any subsidiaries and other sub-licensees) reaching Fifteen Million dollars ($15,000,000) in Gross Revenues in any given fiscal year, the Company will grant each of Burchetta and Brofman such additional number of Patent Holder Options as will equal one and one-half percent (1.5%) of the total number of outstanding shares of Common Stock of the Company on a fully-diluted basis at such time; and

               (iv) if, and upon, the Company (in combination with any subsidiaries and other sub-licensees) reaching Twenty Million dollars ($20,000,000) in Gross Revenues in any given fiscal year, the Company will grant each of Burchetta and Brofman such additional number of Patent Holder Options as will equal two percent (2%) of the total number of outstanding shares of Common Stock of the Company on a fully-diluted basis at such time.

          3.2 Patent Holder Option Terms. The Patent Holder Options will vest immediately upon grant, will have an exercise price of five dollars ($5.00) per share of Company common stock, will be exercisable for ten (10) years from the date of grant and may be transferable.

          3.3 Gross Revenues Calculation. For purposes of Section 3.1, Gross Revenues shall be calculated as of December 31st of each year during the term of this Agreement, and shall be reported to the Licensors on or before 90 days after each such December 31st date, together with a complete accounting of such calculations. For purposes of Section 3.1, the Gross Revenues milestones shall be measured for each fiscal year alone, without carryover from the previous fiscal year, but if reached in any given fiscal year, are cumulative with respect to the Patent Holder Options to be granted.

          3.4 Audit. The Company shall, and shall cause any subsidiaries and other sub-licensees to, upon written request, during normal business hours, but not more frequently than once each calendar year, provide access to pertinent records (which records will be kept complete and accurate by the Company and any subsidiaries and other sub-licensees) relating to revenue received and calculation of Gross Revenues in connection with the grant of Patent Holder Options, to an independent accounting firm chosen and compensated by the Licensors, for purposes of audit. Such accounting firm shall be authorized to report to the Licensors only the amount of Gross Revenues for the period examined.

     4.   ENFORCEMENT OF INTELLECTUAL PROPERTY
          ------------------------------------

          4.1 Third Party Infringement. In the event that the Company becomes aware that any third party is infringing any of the Intellectual Property Rights, the Company will have the right to control and prosecute against such infringer and bring a legal action against the infringer, as the Company deems appropriate, and will have the right to enforce and collect, or pay, any judgment thereon. The Licensors shall, at the Company's request and expense, take all appropriate or necessary actions to assist in the prosecution of such action (including consenting to be joined as an additional party plaintiff in such action). The Licensors shall have the right to monitor the Company's actions in such case, and the Company shall keep the Licensors reasonably informed of proceedings and developments. Without the Licensors' written consent, which shall not be unreasonably withheld, conditioned or delayed, the Company shall not make any pleading or enter into any settlement that will adversely affect the Licensors' rights in and to the Intellectual Property Rights.

          4.2 Infringement of Third Party Rights. In the event that the Company is accused by a third party of infringing the third party's patent or other intellectual property rights as such may relate to the Intellectual Property Rights, the Company will have the obligation to control and defend against such accusation and bring a legal action against the third party, as appropriate, and will have the right and obligation to enforce and collect, or pay, any judgment thereon. Barring an agreement to the contrary, the Company and the Licensors shall bear equally the expenses of such defense as well as the payment of any related settlements or adverse judgments. The Licensors shall, at the Company's request and expense, take all appropriate or necessary actions to assist in the defense of such action. The Licensors shall have the right to monitor the Company's actions in such case, and the Company shall keep the Licensors reasonably informed of proceedings and developments. Without the Licensors' written consent, which shall not be unreasonably withheld, conditioned or delayed, the Company shall not make any pleading or enter into any settlement that will adversely affect the Licensors' rights in and to the Intellectual Property Rights.

     5.   TERM AND TERMINATION
          --------------------

          5.1 Term. This Agreement shall commence on the date hereof and continue until the expiration of the last-to-expire patents included in the Intellectual Property Rights, unless sooner terminated in accordance with the terms of this Agreement.

          5.2 Termination by the Company. The Company may terminate this Agreement upon the material breach or default by the Licensors in the performance of any obligations to be performed by the Licensors hereunder, which material breach or default is not cured within ninety (90) days after written notice of default is given by the Company to the Licensors, and provided that all Patent Holder Options due to the Licensors shall be granted in full prior to such termination.

          5.3 Events on Termination. Upon expiration or termination of the entirety of this Agreement, all rights and privileges granted to the Company hereunder shall automatically, without the need for further act or deed on the part of the Licensors, revert to and vest in the Licensors. Upon expiration or termination of this Agreement, the Company shall promptly cease the Licensed Usage, including without limitation all use of all software, methods and materials created pursuant to this Agreement, and the Company shall cooperate fully with the Licensors to effect the orderly transfer of all of the Company's books, records and files relating to the Licensed Usage to the Licensors or to the Licensors' designated representative, and the orderly transfer of responsibilities with respect to the Intellectual Property Rights. The Company hereby agrees that, at the Licensors' request, it shall execute all documents necessary to effect such orderly transfer.

          5.4 Survival. Any provisions of this Agreement which must survive in order to give effect to their meaning shall survive any termination or expiration of this Agreement, including without limitation Sections 2.2 and 2.3 and all provisions pertaining to ownership of the Intellectual Property Rights. Termination of this Agreement for any reason shall not release any party hereto from any liability which at the time of such termination has already accrued to any other party hereto.

     6.   REPRESENTATIONS, WARRANTIES, AND COVENANTS
          ------------------------------------------

          6.1 The Licensors represent and warrant to the Company that: (i) they are the owners of the entire right, title and interest in and to the Patent and the Intellectual Property Rights licensed to the Company hereunder, (ii) the Patent (including the Licensed Usage) is valid and enforceable, (iii) the Licensors' performance of their obligations under this Agreement is not in conflict with, and will not result in a breach of or constitute a default under, any other written agreement, contract, instrument, rule of law or order of any court or governmental agency to which the Licensors are a party or by which the Licensors or their property are bound and (iv) this Agreement constitutes a legal, valid, and binding obligation of the Licensors and is enforceable against the Licensors in accordance with its terms.

          6.2 The Company represents and warrants to Licensors that: (i) the Company's performance of its obligations under this Agreement is not in conflict with, and will not result in a breach of or constitute a default under, any other written agreement, contract, instrument, rule of law or order of any court or governmental agency to which the Company is a party or by which the Company or its property is bound and (ii) this Agreement constitutes a legal, valid, and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

          6.3 EXCEPT AS SPECIFICALLY CONTAINED IN THIS AGREEMENT, THE PARTIES EACH DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO FITNESS FOR A PARTICULAR PURPOSE, THE IMPLIED WARRANTY OF MERCHANTABILITY, ANY WARRANTIES ARISING FROM A COURSE OF DEALING AND ANY WARRANTIES THAT THE INTELLECTUAL PROPERTY RIGHTS (INCLUDING WITHOUT LIMITATION U.S. PATENT NO. 6,330,551) ARE SUFFICIENT TO PROTECT OR ASSERT FOR ANY PURPOSE OR IN ANY FORM ANY EXCLUSIVE OR NON-EXCLUSIVE RIGHTS IN THE SYSTEM AND/OR PRODUCTS BEING DEVELOPED, MARKETED, AND DISTRIBUTED BY THE COMPANY PURSUANT TO THIS AGREEMENT.

          6.4 The Licensors hereby represent, warrant and covenant to the Company that: (i) their performance of their obligations under this Agreement, and the Company's realization of the benefit of such performance by the Licensors under and as contemplated by this Agreement, does not and will not infringe, violate or misappropriate any copyright, trademark, service mark, trade secret, know-how, patent or any other intellectual property right or proprietary right of any third party and (ii) as of the date thereof, and except for pleadings made by the defendant in the National Arbitration Forum case brought by the Licensors, there are no claims against the Intellectual Property Rights that the Licensors are aware of.

          6.5 Each party hereto hereby covenants to the other party hereto that, during the term of this Agreement, it shall not knowingly take any action or omit to take any action the taking or omitting of which would render any of its representations and warranties set forth in this Agreement materially inaccurate at any time during the term of this Agreement.

     7.   INDEMNIFICATION.
          ----------------

          7.1 Each party agrees to indemnify and hold harmless the other from and against and in respect of any and all third-party claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (collectively, "Losses") as and when incurred, arising out of, in connection with or based upon any act or omission, or alleged act or alleged omission of the indemnifying party in connection with the acceptance of, or the performance or non-performance by the indemnifying party of any of its obligations under this Agreement; provided, however, that any Losses arising out of or relating to any gross negligence or willful misconduct on the part of the party seeking indemnification shall not be subject to the indemnification obligations of this Section.

          7.2 The party seeking indemnification shall give the indemnifying party prompt notice of any claim asserted or threatened on the basis of which indemnification is being sought from the indemnifying party as herein permitted; however, the obligations of the indemnifying party under this Section shall not be conditioned upon prompt receipt of such notice.

     8.   MISCELLANEOUS
          -------------

          8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of New York, without recourse to conflicts of law provisions.

          8.2 Equitable Remedies, Consent to Jurisdiction. The parties recognize that the unauthorized use, misuse and exploitation or other forms of infringement by the Company of the Intellectual Property Rights shall result in immediate, substantial, and irreparable damage to the Licensors as to which there may be no adequate remedy at law. Accordingly, the parties agree that, notwithstanding anything to the contrary in this Agreement, either party shall be entitled to seek equitable relief to enforce and protect their rights and properties and/or to seek specific performance of the other party's obligations hereunder. Each of the parties hereby submits to the exclusive personal jurisdiction of, and venue and situs in, the United States District Court for the Southern District of New York (White Plains, New York division) or, if jurisdiction in such court is lacking, then in the Supreme Court of the State of New York, County of Westchester, in respect of any action brought pursuant to this Section.

          8.3 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile transmission, if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth in the preamble to this Agreement or at such other address as such party may designate by ten (10) days' advance written notice to the other parties hereto.

          8.4 Entire Agreement. This Agreement contains the entire agreement between the parties hereto and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof, and shall supersede any and all prior oral or written representations, conditions, warranties, understandings, proposals or agreements between the parties regarding the subject matter hereof.

          8.5 Amendment and Waiver. No provision of this Agreement may be amended or waived except by a writing signed by all parties hereto. Any delay or failure on the part of either party to enforce its rights hereunder to which it may be entitled shall not be construed as a waiver of the right and privilege to do so at any subsequent time, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of such party's right to demand strict compliance by the other party with the terms hereof. Waiver by any party of any particular default by the other party shall not impair such party's right with respect to any subsequent default of the same or of a different nature.

          8.6 Severability. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

          8.7 Assignment. The Licensors may freely transfer or assign their rights and obligations under this Agreement; provided, however, that any transferee or assignee will be required to accept the terms of this Agreement and become a party hereto and the Licensors will continue to be fully responsible for all of their original obligations under this Agreement, even though a transferee or assignee may assume some or all of them. The Company may not assign any of its rights or obligations under this Agreement without the express prior written consent of the Licensors, which consent may be withheld in the Licensors' sole discretion; provided, however, that, in the event of a corporate entity change by way of a merger or the sale of all or substantially all of the Company's assets, the Company may assign its rights under this Agreement to such new entity without the Licensors' written consent.

          8.8 Successors. Subject to the prohibitions against assignment contained herein, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

          8.9 Confidentiality. Any information received by one party hereto from any other party hereto in the course of the party's exercise of rights and performance of responsibilities under this Agreement shall be considered as proprietary to the party furnishing such information, and shall not be disclosed by the other party to any third party except to the extent that such information is in or becomes publicly available, was lawfully in possession of the receiving party prior to its disclosure by the disclosing party, or to the extent either party may be required to disclose such information to any government agency, court of law, administrative tribunal or instrumentality.

          8.10 Freedom of Action. This Agreement shall not be construed to limit the Licensors' right to grant to third parties any exclusive or nonexclusive right or license in the Intellectual Property Rights, subject only to the limited license for the Licensed Usage granted herein. Other than as expressly provided herein, the Company shall have no right or interest whatsoever in the Intellectual Property Rights or any service or product of the Licensors, whether such service or product is conceived or developed by the Licensors before, during or after the course of the Licensors' performance of this Agreement.

          8.11 Unanimous Approvals by Licensors. Any and all decisions, notices and actions with respect to or under this Agreement to be made by the Licensors shall require the unanimous approval of both Burchetta and Brofman.

          8.12 Independent Contractors. The relationship of the Company and the Licensors established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to constitute, create, give effect to or otherwise imply a joint venture, partnership, principal-agent or formal business organization of any kind between or among the parties hereto. No party hereto shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other party hereto solely by virtue of this Agreement.

          8.13 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

          8.14 Counterparts. This Agreement may be executed in counterparts, each of which may be delivered by facsimile transmission and each of which shall be deemed an original, but which together shall constitute one and the same instrument.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


DEBT RESOLVE, INC.



By: /s/ Michael S. Harris
    ---------------------------------------
    Name: Michael S. Harris
    Title: Senior Vice President and General Counsel


LICENSORS:


/s/ James D. Burchetta
-------------------------------------------
James D. Burchetta


/s/ Charles S. Brofman
-------------------------------------------
Charles S. Brofman